SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  May 23, 2005

Date of Earliest Event Reported: May 19, 2005

NATIONAL MERCANTILE BANCORP

(Exact Name of Registrant as Specified in its Charter)

California

(State or Other Jurisdiction of Incorporation)

0-15982	95-3819685
(Commission File Number)	(I.R.S. Employer Identification No.)

1880 Century Park East , Los Angeles, California	90067
(Address of Principal Executive Offices)	(Zip Code)

(310) 277-2265

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry Into A Material Definitive Agreement

Approval of National Mercantile Bancorp 2005 Stock Incentive Plan

The Annual Meeting of Shareholders (the “Annual Meeting”) of National Mercantile Bancorp (the “Company”) was held on May 19, 2005. At the Annual Meeting, the shareholders of the Company approved the National Mercantile Bancorp 2005 Stock Incentive Plan (the “Plan”). On March 25, 2005, the Board of Directors had adopted the Plan, subject to shareholder approval.

Under the Plan, the Company’s directors, officers, employees and independent contractors are eligible to receive options to purchase shares of the Company’s Common Stock or other securities or benefits with a value derived from the value of the Company’s Common Stock.  The purpose of the Plan is to enable the Company to attract, retain and motivate officers, directors, employees and independent contractors by providing for or increasing their proprietary interests in National Mercantile Bancorp. The maximum number of shares of Common Stock that may be issued pursuant to awards granted under the Plan is 250,000 subject to adjustments in the event of a stock split, stock distribution or other capital stock event, as described in the Plan.  No more than 100,000 shares may be awarded to any one participant in any 12-month period.

The following is a brief summary of the material features of the Plan.

Administration of the Plan

The Plan will be administered by the Board of Directors or, at the discretion of the Board, a committee of the Board of Directors (the “Adminstrator”).  The Board of Directors has delegated the administration of the Plan to the Stock Option and Compensation Committee.

The Administrator has full and final authority to select the recipients of awards and to grant such awards.  Subject to the provisions of the Plan, the Administrator has sole and absolute discretion in determining the terms and conditions of awards and the number of shares to be issued pursuant thereto, including the exercise price and conditioning the receipt or vesting of awards upon the achievement of specified performance criteria.  Subject to limitations imposed by law, the Board of Directors may amend or terminate the Plan at any time and in any manner.  However, no such amendment or termination may deprive the recipient of an award previously granted under the Plan of any rights thereunder without the consent of the recipient.

Terms of Awards

The Plan authorizes the Administrator to enter into any type of arrangement with an eligible recipient that, by its terms, involves or might involve the issuance of Common Stock or any other security or benefit with a value derived from the value of Common Stock.  Awards are not restricted to any specified form or structure and may include, without limitation, sales or bonuses of stock, restricted stock, stock options, reload stock options, stock purchase warrants, other rights to acquire stock, securities convertible into or redeemable for stock, stock appreciation rights (“SARs”), phantom stock, dividend equivalents, performance units or performance shares.  Stock options granted under the Plan may be either incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) or options that are not intended to qualify as incentive stock options (referred to as nonqualified stock options).  Each award will be evidenced by an agreement between the Company and the grantee which will contain the terms and conditions required by the Plan and such other terms and conditions not inconsistent therewith as the Administrator may deem appropriate.  However, all stock options and SARs granted under the Plan will have an exercise price and a base value, respectively, not less than the fair market value of the Common Stock on the date of grant.  The benefit with respect to SARs will be payable solely in shares of Common Stock with a fair market value equal to the benefit.

An award granted under the Plan may include a provision accelerating the receipt of benefits upon the occurrence of specified events, such as a change of control of National Mercantile Bancorp or a dissolution, liquidation, merger, reclassification, sale of substantially all of the property and assets of the Company or other significant corporate transactions.  Any stock option granted to an employee may be an incentive stock option or a non-qualified stock option.  Awards to nonemployee directors may only be non-qualified stock options.

An award may permit the recipient to pay all or part of the purchase price of the shares or other property issuable pursuant thereto, or to pay all or part of such employee’s tax withholding obligation with respect to such issuance, by (a) cash, (b) delivering previously owned shares of the Company’s capital stock or other property, or (c) reducing the amount of shares or other property otherwise issuable pursuant to the award. If an option permits the recipient to pay for the shares issuable pursuant thereto with previously owned shares, the recipient would be able to exercise the option in successive transactions, starting with a relatively small number of shares and, by a series of exercises using shares acquired from each such transaction to pay the purchase price of the shares acquired in the following transaction, to exercise an option for a large number of shares with no more investment than the original share or shares delivered.

Termination of the Plan

The Plan will terminate on March 24, 2015, except as to awards then outstanding, which awards will remain in effect until they have been exercised, the restrictions have lapsed or the awards have expired or been forfeited.  The Board of Directors may also amend, modify, suspend or terminate the Plan from time to time although no such action can be taken without shareholder approval if required by applicable law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

NATIONAL MERCANTILE BANCORP

Dated:	May 20, 2005	By:	/s/ David R. Brown

David R Brown
Chief Financial Officer